Exhibit 99.1

Arcimoto To Hold Annual Shareholder Meeting On July 15, 2022

Arcimoto to exhibit at the Riverfront Festival in Eugene as part of the World Athletics Championships, providing daily demo rides and walking tours of facilities

EUGENE, Ore., July 15, 2022 – Arcimoto, Inc.® (NASDAQ: FUV), makers of rightsized, outrageously fun, ultra-efficient electric vehicles for moving people and stuff, today announced the Annual Shareholder Meeting, scheduled for Friday, July 15, at 9 a.m. PDT will be held both in-person and online at the locations listed below.

Arcimoto, Inc. Annual Shareholder Meeting

Date: Friday, July 15

Time: 9:00 a.m. PDT (12:00 p.m. EDT)

Webcast: https://us06web.zoom.us/webinar/register/WN_iEvdF0fUQb2yqb6xU1Si_Q

Physical Address: RAMP - 311 Chambers, Eugene, Oregon, 97402

Shareholders arriving at the previously announced location of 2034 W 2nd Ave (AMP) will be transported to the RAMP following check-in. The Arcimoto Annual Shareholder Meeting has been postponed twice due to lack of voting quorum. Shareholders of record as of April 20, 2022 are entitled and encouraged to vote their shares, either via proxy or in person at the meeting. Stockholders who have previously submitted a proxy or otherwise voted need not take action.

In addition to the Annual Shareholder Meeting, the Eugene Riverfront Festival officially kicks off Friday, July 15 and runs through July 24. Arcimoto is exhibiting and providing demo rides as part of the Festival, and is offering daily walking tours of Arcimoto facilities. Attendees and athletes interested in scheduling a demo ride or renting an Arcimoto FUV during the World Athletics Championships can do so here. Those interested in the Arcimoto Facilities walking tour can meet at the Arcimoto Experience Center at 135 Blair Blvd at noon every day of the festival. Alternatively, for a bit more exercise, participants can walk 1.5 miles from the Eugene Riverfront Festival to the Arcimoto Experience Center, starting at 11:30 a.m. daily.

“As many of the best-known athletes and dignitaries from all over the globe descend upon our hometown for the World Athletics Championships, we are beyond excited to show off some of the unique characteristics of Eugene to such a diverse, vibrant, and international set of eyes.” commented Arcimoto CEO and Founder Mark Frohnmayer. “Not the least of which is a homegrown manufacturing venture building ultra-efficient and super fun electric vehicles suitable for the global market. We are looking forward to showing the world what Arcimoto has to offer.”

For the latest company updates, check out our Arcimoto Way and Q2 Update video. Follow Arcimoto on YouTube, Facebook, Instagram, Twitter, TikTok, and LinkedIn. Investor information about the company, including press releases, stakeholder webcast replays, and more can be found at http://arcimoto.com/ir.

About The World Athletics Championships Oregon22

The World Athletics Championships have showcased the greatest athletes on Earth since 1983. When the event comes to Oregon, it will mark the first time the U.S. hosts the most prestigious event in track and field.

This event will be unlike any other ever experienced. Hayward Field at the University of Oregon is the ultimate track and field experience. It has been the site of some of the most incredible moments in the sport's history. Now, 2,000 athletes representing more than 200 nations will realize a lifelong dream of running, jumping, or throwing for glory.

For more info on the event, visit the WCH 22 website.

About Arcimoto, Inc.

Arcimoto is a pioneer in the design and manufacture of rightsized, ultra-efficient, incredibly fun electric vehicles for everyday mobility. Built on the revolutionary three-wheel Arcimoto Platform, our vehicles are purpose-built for daily driving, local delivery, and emergency response, all at a fraction of the cost and environmental impact of traditional gas-powered vehicles. Based in Eugene, Oregon, the Arcimoto team is dedicated to creating world-class EVs that make the world a better place. For more information, please visit Arcimoto.com.

Safe Harbor / Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict and include, without limitation, our expectations as to vehicle deliveries, the establishment of our service and delivery network and our expected rate of production. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in documents which we file with the SEC. In addition, such statements could be affected by risks and uncertainties related to, among other things: our ability to manage the distribution channels for our products, including our ability to successfully implement our rental strategy, direct to consumer distribution strategy and any additional distribution strategies we may deem appropriate; our ability to design, manufacture and market vehicle models within projected timeframes given that a vehicle consists of several thousand unique items and we can only go as fast as the slowest item; our inexperience to date in manufacturing vehicles at the high volumes that we anticipate; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; the number of reservations and cancellations for our vehicles and our ability to deliver on those reservations; unforeseen or recurring operational problems at our facility, or a catastrophic loss of our manufacturing facility; our dependence on our suppliers; changes in consumer demand for, and acceptance of, our products: changes in the competitive environment, including adoption of technologies and products that compete with our products; the overall strength and stability of general economic conditions and of the automotive industry more specifically; changes in laws or regulations governing our business and operations; costs and risks associated with potential litigation; and other risks described from time to time in periodic and current reports that we file with the SEC. Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, we do not undertake any obligation to update any forward-looking statements.

Public Relations Contact:

Megan Kathman

(651) 785-3212

pr@arcimoto.com

Investor Relations Contact:

investor@arcimoto.com